Exhibit 99.1

Dragon Announces the Sale of Part of its Formulation Business

Vancouver, BC- July 6, 2006. - Dragon Pharmaceutical Inc. (OTC BB: DRUG; TSX: DDD) ("the Company") announces the signing of comprehensive agreements (“Agreements”) through its subsidiaries to sell part of its formulation business and to deliver international registration documentation and services on a related product. The buyer is C&Y Pharmaceutical Investment Holdings Limited in Hong Kong, including its subsidiary in China (“the Buyer”), which is an unaffiliated party to the Company. The total selling price of the assets and services is US$ 12.63 million, including US$ 7.5 million in cash and US$ 5.13 million assumption of liabilities by the Buyer. The Company estimates that it will recognize a pre-tax non-operating income of US$ 4.5 million over the net book value of the assets sold during the third quarter of 2006. The sale of part of the formulation business was completed on July 1, 2006 while the delivery of international registration documentation and services for related product is expected to be completed on August 1, 2006.

With this transaction, the Company transferred to the Buyer, its formulation production facilities located in the Economic Development Zone in Datong, 258 drug approvals from the Chinese State Food and Drug Administration (“SFDA”) and the whole direct sales team to hospitals for the formulation business. The part of the formulation business that was sold in this transaction accounted for approximately 38% and 22% of the Company’s revenues for the full year of 2005 and first three months of 2006 respectively. However, due to the expected increasing contribution of the Chemical division and the on-going impact of the price control of formulation drugs in China, the Company believes that the impact of this part of formulation business sold on the Company’s future revenues would be less than prior periods. In addition, as part of the Agreement, the Buyer hired approximately 900 former employees from the Company related to this business, including Mr. Zhanguao Weng, an officer and one of the directors of the Company. Effective June 29, 2006, Mr. Weng resigned as an officer of the Company but he remains a director and a substantial shareholder of Dragon.

The Company considers this transaction an important strategy for its formulation business to focus on the product groups that carry synergies. The decision was made by the Board based on certain industry trends in the Chinese market, namely, continuous price control for certain formulation drugs, reform of the sales model for formulation drugs and stricter GMP manufacturing requirements:

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After many rounds of maximum retail price control measures introduced by the Chinese government in the past years, it is widely expected that these price control measures will continue and the possible reduction on maximum retail prices for certain formulation products could be as much as 25% by the end of 2006.

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The Chinese government has started an initiative to stop the marketing and sales penetration from the manufacturers to hospitals. These reforms may require a few years to set up a well regulated and transparent system in drug sales and distribution.

During this time, most formulation manufacturers using the direct sales model through hospitals will inevitably be facing a period of uncertainty.

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It is expected that the GMP requirements in China will get stricter towards developed country standards. As a result, most manufacturers will have to commit more capital investment to upgrade the production facilities to comply with the new standards.

Based on the above industry trends, the Board decided to establish a reasonable exit for this part of the business in order to maximize shareholders’ value. After the transaction, the Company still owns 30 drug approvals from the SFDA for Pharma Division, mostly cephalosporin APIs and powder for injection. With this more focused product combination, the Company is able to take advantage of being one of the important producers of 7-ACA, an intermediate for Celphalosporin antibiotics. The Company will use qualified contract manufacturers to produce the Cephalosporin powder for injection and key sales agents and distributors to sell the formulation products in the Chinese market. The Company believes that it will be able to utilize excess production capacity of other formulation producers without having to commit huge capital expenditure in its own production facility.

Meanwhile, the chemical products will be the primary generator of revenues, and EPO business would be carried out along the same path, targeting on getting more market share in China.

“This is certainly a big decision but we believe that it is a responsible decision.” said Mr. Yanlin Han, Chairman and CEO of the Company, “This part of the formulation business previously generated great revenues to the Company and shareholders, but we have to cope with the emerging risks in the industry in order to maximize shareholders’ value. Strategically speaking, we will make use of all our resources and focus on product lines that create synergies in both domestic and international markets.”

For further information please contact:

Dragon Pharmaceutical Inc.

Maggie Deng

Telephone: +1-(604)-669-8817 or North America Toll Free: 1-877-388-3784

Email: mailto:irdragon@dragonpharma.com

Website: www.dragonpharma.com

This press release contains forward looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward looking statement. Readers should not place undue reliance on forward looking statements, which only reflect the view of management as of the date hereof. The Company does not undertake the obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances. Readers should carefully review the risk factors and other factors described in its periodic reports with the Securities and Exchange Commission.